January 2, 2018

Dear Stephen and Austin,

Thank you for your support and the opportunity to assist the Company in meeting its goal of refinancing its debt and restructuring the balance sheet. I believe that the current management team will work together to make 2018 a new beginning.

I resign my position as Chief Financial Officer of Medite effective January 5, 2018 to pursue other opportunities. Attached is my consulting agreement with my firm, Finance and Strategic Consultants, LLC to assist the Company in the transition needed to complete the annual audit and necessary filings.

Best regards,

Susan Weisman